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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K
                                CURRENT REPORT
    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):  September 18, 1998



                       JONES CABLE INCOME FUND 1-A, LTD.
                       ---------------------------------
            (Exact name of registrant as specified in its charter)



       Colorado                     0-14689               84-1010416
       --------                     -------               ----------
(State of Organization)       (Commission File No.)      (IRS Employer
                                                       Identification No.)

P.O. Box 3309, Englewood, Colorado 80155-3309            (303) 792-3111
---------------------------------------------            --------------
(Address of principal executive office and Zip Code      (Registrant's
                                                         telephone no.
                                                       including area code)
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Item 2.    Disposition of Assets
           ---------------------

           On September 18, 1998, Jones Cable Income Fund 1-A, Ltd. (the "Partnership") sold the cable television system serving the communities of Glencoe and Owatonna, Minnesota (the "Owatonna/Glencoe System") to an unaffiliated cable television system operator for an aggregate sales price of $11,750,000, subject to customary closing adjustments.

           From the proceeds of the Owatonna/Glencoe System's sale, based upon financial information as of June 30, 1998, the Partnership paid a brokerage fee to The Jones Group, Ltd., a subsidiary of Jones Intercable, Inc., the general partner of the Partnership, of $293,750, representing 2.5 percent of the sales price, for acting as a broker in the transaction, repaid all of its indebtedness, including the $3,135,000 borrowed under its term loan agreement and capital lease obligations totaling $62,419, paid the General Partner deferred cash flow distributions totaling $87,867, settled working capital adjustments and deposited $600,000 into an indemnity escrow account. The remaining net sale proceeds of $8,173,000 will be distributed in September 1998 to the Partnership's partners of record as of September 18, 1998. Because the distribution to the limited partners of the net sale proceeds from the sale of the Owatonna/Glencoe System, together with all prior distributions made by the Partnership, will exceed the amounts originally contributed to the Partnership by the limited partners plus the limited partners' liquidation preference as set forth in the partnership agreement, the General Partner will receive a general partner distribution on the sale of the Owatonna/Glencoe System. The limited partners as a group will receive $6,196,600 and the General Partner will receive $1,976,400 of the net sale proceeds. This distribution will provide the Partnership's limited partners a return of $365 for each $500 limited partnership interest, or $730 for each $1,000 invested in the Partnership.

           Taking into account the prior distributions to limited partners from the Partnership's operating cash flow, from the net proceeds from the sale of the cable television system serving the community of Milwaukie, Oregon and the distribution of the net proceeds (excluding escrowed proceeds) from the sale of the Owatonna/Glencoe System, the limited partners of the Partnership will have received a total return of $1,141 for each $500 limited partnership interest, or $2,282 for each $1,000 invested in the Partnership at the time of the Partnership's liquidation and dissolution.

           Until December 18, 1998, $600,000 of the sale proceeds will remain in escrow as security for the Partnership's agreement to indemnify the purchaser under the asset purchase agreement. The Partnership's primary exposure, if any, will relate to the representations and warranties made about the Owatonna/Glencoe System in the asset purchase agreement. Any amounts remaining from this indemnity escrow account and not claimed by the buyer on or before December 18, 1998 will be returned to and distributed by the Partnership. If the entire $600,000 escrow amount is distributed to the partners, of which there can be no assurance, the limited partners as a group would receive 75 percent ($450,000) and the General Partner would receive 25 percent ($150,000) of the net escrow proceeds, or $26 for each $500 limited partnership interest, or $52 for each $1,000 invested in the Partnership. The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account

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have been distributed. Since the Owatonna/Glencoe System represents the only asset of the Partnership, the Partnership will be liquidated and dissolved upon the final distribution of any amounts remaining from the indemnity escrow account. If any disputes with respect to indemnification arise, the Partnership would not be dissolved until such disputes were resolved, which could result in the Partnership continuing in existence beyond 1998.

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Item 7.  Financial Statements and Exhibits
         ---------------------------------

        a.      Historical financial statements.
                Not applicable.

        b.      Pro forma financial statements.

                Pro forma financial statements of the Partnership reflecting the disposition of the Owatonna/Glencoe System are attached.

        c.      Exhibits.

                2.1 Asset Purchase Agreement dated as of April 10, 1998 between Jones Cable Income Fund 1-A, Ltd. and Bresnan Communications Company Limited Partnership is appears as Exhibit 99.1 to the Preliminary Proxy Statement on Form 14A of Jones Cable Income Fund 1-A, Ltd. (Commission File No. 0-14689) filed with the Securities Exchange Commission on July 17, 1998, and is incorporated herein by this reference.

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                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JONES CABLE INCOME FUND 1-A, LTD.

                              By:   Jones Intercable, Inc.,
                                    its general partner


Dated: September 28, 1998           By:/s/ Elizabeth M. Steele
                                       -----------------------
                                       Elizabeth M. Steele
                                       Vice President, General
                                       Counsel and Secretary



(38342)

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                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                       JONES CABLE INCOME FUND 1-A, LTD.



          As a result of the sale of the cable television system serving subscribers in the communities of Glencoe and Owatonna, Minnesota (the "Owatonna/Glencoe System"), the only remaining asset of Jones Cable Income Fund 1-A, Ltd. (the "Partnership") is $600,000, held in escrow until December 18, 1998, as security for the Partnership's agreement to indemnify the buyer under the asset purchase agreement. The Partnership will continue in existence at least until any amounts remaining from the indemnity escrow account have been distributed. Since the Owatonna/Glencoe System represents the only asset of the Partnership, the Partnership will be liquidated and dissolved upon the final distribution of any amounts remaining from the indemnity escrow account. Accordingly, unaudited pro forma financial information is not presented.

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